VEDDERPRICE                         VEDDER,PRICE, KAUFMAN & KAMMHOLZ
                                    222 NORTH LASALLE STREET
                                    CHICAGO, ILLINOIS 60601
                                    312-609-7500
                                    FACSIMILE: 312-609-5005

                                    A PARTNERSHIP INCLUDING  VEDDER, PRICE,
                                    KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN
                                    CHICAGO, NEW YORK AND LIVINGTON, NEW JERSEY



                                                              September 27, 2002



Allied Asset Advisors Funds
745 McClintock Drive, Suite 114
Burr Ridge, Illinois 60521

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Allied Asset Advisors Funds, a Delaware statutory trust (the "Trust"), in connection with the public offering from time to time of shares of beneficial interest, no par value ("Shares"), in the Dow Jones Islamic Index Fund (the "Fund"), of which the shares have been further classified and designated as Class K and Class M shares (each a "Class").

     We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and assuming that the Trust's Declaration of Trust dated January 10, 2000, the Written Instrument Establishing and Designating Classes of Interests dated May 4, 2000, and the By-Laws of the Trust adopted January 10, 2000, as amended on May 4, 2000 are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of
Trustees of the Trust on May 4, 2000 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that
(a) the Trust is a validly existing statutory trust under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Fund; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares of the Fund are and will be legally issued and outstanding, fully paid and nonassessable.

     This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                           Very truly yours,

                                           /s/ Vedder, Price, Kaufman & Kammholz
                                           -------------------------------------
                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/RJM